EXHIBIT 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4460

Tessera Addresses Mischaracterizations of Patent Validity and Legal Process

Company Provides Litigation Update

SAN JOSE, Calif. – March 6, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today commented on what it called the mischaracterization of its patents’ validity and on the associated legal proceedings.

“Nothing issued by the U.S. Patent and Trademark Office (PTO) in these reexaminations has overturned our patents. We believe the market may have misunderstood the PTO’s terminology, and we are taking this opportunity to clarify the process,” said Scot Griffin, senior vice president and general counsel, Tessera. “Claims of a patent can not be invalidated in reexamination until the process is fully complete, including all appeals.”

The PTO recently issued office actions regarding claims in five Tessera patents, and the company anticipates an initial office action for a sixth patent sometime in the coming weeks. These office actions are a usual step in the PTO reexamination process and are in no way a final determination on the validity of the patents. Even after a final determination in the PTO, Tessera would have ongoing opportunities to appeal any decision; the patents would remain in force throughout all appeals. Tessera is very familiar with the prior art to the patents under reexamination because of its previous lawsuits, which were uniformly resolved in Tessera’s favor.

Tessera remains confident in the validity of all of its intellectual property and continues to aggressively pursue all existing legal actions:

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On March 4, 2008, Tessera petitioned the U.S. International Trade Commission (ITC) to review the recent decision to stay Tessera’s wireless ITC action. The ITC’s staff has also filed its own petition arguing against the stay. The Commission is expected to decide within the next 25 days whether it will review the stay decision.

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On March 5, 2008, Amkor filed a motion with the arbitration panel to stay the scheduled March 31, 2008 hearing with Tessera, in view of the recent PTO reexamination actions. Tessera opposes this motion and remains confident the arbitration will proceed as scheduled because the arbitration is a breach of contract action that is not limited to patent-related issues.

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In January 2008, the ITC initiated an investigation into the unlawful use of Tessera technologies by certain DRAM suppliers. This action has been scheduled for trial on September 22, 2008. Given recent opposition strategy, Tessera expects an attempt to stay this action as well.

Tessera employs more than 380 people in eight countries, approximately 70 percent of whom are R&D technologists. In 2007, the company spent approximately 20 percent of its revenues on a GAAP basis on the development of new technologies. Tessera develops and licenses technologies, providing access to suites of patents in the company’s portfolio. The patents undergoing reexamination are part of a suite of more than 150 patents related to chip scale packaging. The royalty obligations of the company’s paying customers are not tied to the validity of any specific patent.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.